                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-76789

             PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 11, 1999

                                  $500,000,000

                       FEDERATED DEPARTMENT STORES, INC.

                          6 5/8% Senior Notes Due 2011
                               ------------------

     The senior notes are due on April 1, 2011. Federated will pay interest on the senior notes each April 1 and October 1. The first interest payment will be made on October 1, 2001. Federated may redeem the senior notes at any time at the redemption prices specified herein.

                                                                      UNDERWRITING
                                                         PRICE TO     DISCOUNTS AND   PROCEEDS TO
                                                        PUBLIC(1)      COMMISSIONS    FEDERATED(1)
                                                        ---------     -------------   ------------
Per senior note......................................    99.171%         .65%           98.521%
Total................................................  $495,855,000    $3,250,000     $492,605,000

(1) Plus accrued interest, if any, from March 27, 2001.

     Delivery of the senior notes, in book-entry form only, will be made on or about March 27, 2001.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON

                     BANC OF AMERICA SECURITIES LLC
                                                      JPMORGAN
                                                            SALOMON SMITH BARNEY
   BANC ONE CAPITAL MARKETS, INC.                   PNC CAPITAL MARKETS, INC.

           The date of this prospectus supplement is March 21, 2001.

                               ------------------

                               TABLE OF CONTENTS

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                                         PAGE
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
            PROSPECTUS SUPPLEMENT

RECENT RESULTS OF OPERATIONS DATA......   S-3
USE OF PROCEEDS........................   S-4
RATIO OF EARNINGS TO FIXED CHARGES.....   S-4
DESCRIPTION OF NOTES...................   S-4
UNDERWRITING...........................  S-15
NOTICE TO CANADIAN RESIDENTS...........  S-16
EXPERTS................................  S-17
LEGAL MATTERS..........................  S-17

                                        PAGE
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

              PROSPECTUS

ABOUT THIS PROSPECTUS.................    3
WHERE YOU CAN FIND MORE INFORMATION...    3
INCORPORATION OF DOCUMENTS BY
  REFERENCE...........................    3
FEDERATED.............................    4
USE OF PROCEEDS.......................    4
RATIO OF EARNINGS TO FIXED CHARGES....    4
CAUTIONARY STATEMENTS CONCERNING
  FORWARD-LOOKING STATEMENTS..........    5
DESCRIPTION OF DEBT SECURITIES........    5
DESCRIPTION OF CAPITAL STOCK..........   13
DESCRIPTION OF WARRANTS...............   20
PLAN OF DISTRIBUTION..................   20
VALIDITY OF SECURITIES................   21
EXPERTS...............................   21

                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH FEDERATED HAS REFERRED YOU. FEDERATED HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                       RECENT RESULTS OF OPERATIONS DATA

     The following table presents unaudited (except in the case of data for the 52 weeks ended January 29, 2000) results of operations data for the 14 and 53 weeks ended February 3, 2001 and the 13 and 52 weeks ended January 29, 2000. These data should be read in conjunction with the consolidated financial statements (including the notes thereto) and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (MILLIONS)

                                                    14 WEEKS      13 WEEKS      53 WEEKS      52 WEEKS
                                                      ENDED         ENDED         ENDED         ENDED
                                                   FEBRUARY 3,   JANUARY 29,   FEBRUARY 3,   JANUARY 29,
                                                      2001          2000          2001          2000
                                                   -----------   -----------   -----------   -----------
Net Sales........................................    $6,115        $5,973        $18,407       $17,716
                                                     ------        ------        -------       -------
Cost of sales:
  Recurring (Note 1).............................     3,583         3,496         10,872        10,443
  Inventory valuation adjustments related to
     Fingerhut restructuring.....................        --            --             35            --
                                                     ------        ------        -------       -------
     Total cost of sales.........................     3,583         3,496         10,907        10,443
Selling, general and administrative expenses.....     1,697         1,621          6,023         5,572
Asset impairment and restructuring charges (Note
  2).............................................       167            --            927            --
                                                     ------        ------        -------       -------
Operating Income.................................       668           856            550         1,701
Interest expense -- net..........................      (119)         (104)          (437)         (355)
                                                     ------        ------        -------       -------
Income Before Income Taxes.......................       549           752            113         1,346
Federal, state and local income tax expense......      (217)         (304)          (297)         (551)
                                                     ------        ------        -------       -------
Net Income (Loss)................................    $  332        $  448        $  (184)      $   795
                                                     ======        ======        =======       =======

---------------

(1) Substantially all department store merchandise inventories are valued by the retail method and stated on the LIFO (last-in, first-out) basis, which is generally lower than market. Application of this method did not impact cost of sales for the 14 and 53 weeks ended February 3, 2001 or the 13 and 52 weeks ended January 29, 2000. Direct-to-customer merchandise inventories are stated at the lower of FIFO (first-in, first-out) cost or market.

(2) Asset impairment and restructuring charges for the 14 weeks ended February 3, 2001 represent the write-down of certain Fingerhut Internet-related and other venture capital investments totaling $71 million, severance costs, facility closing costs and asset write-downs related to the downsizing of Fingerhut operations totaling $42 million and asset write-downs related to the closure of the Stern's department store division and the planned disposition of certain of its properties totaling $54 million. Asset impairment and restructuring charges for the 53 weeks ended February 3, 2001 represent the write-down of intangible assets related to the Fingerhut acquisition totaling $673 million, the write-down of certain Fingerhut Internet-related and other venture capital investments totaling $131 million, the write-down of Fingerhut fixed assets totaling $18 million, severance costs, facility closing costs and asset write-downs related to the downsizing of Fingerhut operations totaling $51 million and asset write-downs related to the closure of the Stern's department store division and the planned disposition of certain of its properties totaling $54 million.

                                USE OF PROCEEDS

     Federated will use the net proceeds from the sale of the senior notes offered hereby to repay short-term borrowings and for general corporate purposes. Federated estimates that, at the time of such repayment, such borrowings will bear interest at a weighted-average rate of approximately 5% per annum.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Federated's consolidated ratio of earnings to fixed charges for the fiscal year ended January 29, 2000, the fiscal year ended February 3, 2001 and the 14 weeks ended February 3, 2001, computed in the manner described under "Ratio of Earnings to Fixed Charges" in the accompanying prospectus, was 3.7x, 1.2x and 4.5x, respectively.

                              DESCRIPTION OF NOTES

     The senior notes will be issued under an Indenture, dated as of September 10, 1997 (the "Indenture"), between Federated and Citibank, N.A., as Trustee (the "Trustee"), as supplemented by a Fifth Supplemental Indenture (the "Supplemental Indenture") relating to the senior notes. The following discussion includes a summary description of certain material terms of the Indenture and the Supplemental Indenture. Because this is a summary, it does not include all of the information that is included in the Indenture or the Supplemental Indenture, including the definitions of certain terms used below. You should read the Indenture and the Supplemental Indenture carefully and in their entirety. You may request copies of these documents at Federated's address set forth under the caption "Where You Can Find More Information" in the accompanying prospectus.

GENERAL

     The senior notes are senior unsecured obligations of Federated. The senior notes will be limited to $500,000,000 aggregate principal amount and will mature on April 1, 2011. The senior notes will bear interest at the rate per annum shown on the cover page of this prospectus supplement from March 27, 2001. Federated will pay interest semiannually on April 1 and October 1 of each year commencing October 1, 2001, to the person in whose name such senior notes (or any predecessor note) is registered at the close of business on the March 15 or September 15, respectively, preceding such interest payment date. Interest on the senior notes will be calculated on the basis of a 360-day year consisting of 12 months of 30 days each.

     The senior notes will be exchangeable and transfers thereof will be registrable, at an office or agency of Federated, one of which will be maintained for such purpose in New York, New York (which initially will be the corporate trust office of the Trustee) or such other office or agency permitted under the Indenture.

     Federated does not intend to list the senior notes on a national securities exchange.

     Neither the Indenture nor the Supplemental Indenture contains any provisions that would limit the ability of Federated to incur indebtedness or require the maintenance of financial ratios or specified levels of net worth or liquidity. However, the Supplemental Indenture does:

     - provide that, subject to certain exceptions, neither Federated nor any Restricted Subsidiary will subject its property or assets to any mortgage or other encumbrance unless the senior notes are secured equally and ratably with such other indebtedness thereby secured; and

     - contain certain limitations on the ability of Federated and its Restricted Subsidiaries to enter into certain sale and leaseback arrangements.

In addition, neither the Indenture nor the Supplemental Indenture contains any provisions that would require Federated to repurchase or redeem or otherwise modify the terms of any of the senior notes upon a change in control or other events involving Federated that may adversely affect the creditworthiness of the senior notes. See "-- Certain Covenants."

REDEMPTION

     Federated, at its option, may at any time redeem all or any portion of the senior notes on not less than 30 nor more than 60 days' prior notice mailed to the holders of senior notes to be redeemed. The senior notes will be redeemable at a redemption price, plus accrued interest to the date of redemption, equal to the greater of (1) 100% of the principal amount of the senior notes to be redeemed and (2) the sum of the remaining scheduled payments of principal and interest on the senior notes to be redeemed that would be due after the related redemption date but for such redemption (except that, if such redemption date is not an interest payment date with respect to the senior notes, the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued thereon to the redemption date), discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the applicable senior notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by Federated.

     "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (2) if such release (or any successor release) is not published or does not contain such prices on such business day, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

     "Reference Treasury Dealer" means each of Credit Suisse First Boston Corporation, Banc of America Securities LLC, Chase Securities Inc., Salomon Smith Barney Inc., Banc One Capital Markets, Inc., PNC Capital Markets, Inc. and their respective successors and two other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by Federated, except that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), Federated is required to designate as a substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

     On and after any redemption date, interest will cease to accrue on the senior notes called for redemption. On or prior to any redemption date, Federated is required to deposit with a paying agent money sufficient to pay the redemption price of and accrued interest on the senior notes to be redeemed on such date. If Federated is going to redeem less than all the senior notes, the Trustee must select the senior notes to be redeemed by such method as the Trustee deems fair and appropriate in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances.

BOOK-ENTRY SYSTEM

     The senior notes will initially be issued in the form of a global security held in book-entry form. Accordingly, The Depositary Trust Company ("DTC") or its nominee will be the sole registered holder of the senior notes for all purposes under the Indenture and the Supplemental Indenture. DTC has advised Federated that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act.

     DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. See "Description of Debt Securities -- Global Securities" in the accompanying prospectus.

PAYMENT

     The payment of principal of and interest on senior notes represented by a global security will be made in accordance with the applicable requirements of the depositary for the global security. The payment of principal of and interest on any other senior note will be made at the office or agency of Federated maintained for that purpose or, at Federated's option, by mailing a check to such holder's registered address.

CERTAIN RESTRICTIVE COVENANTS

     The Supplemental Indenture will contain the following restrictive covenants.

     LIMITATION ON LIENS. Federated and the Restricted Subsidiaries will not be permitted to create, incur, assume or suffer to exist any liens upon any of their respective assets, other than Permitted Liens, unless the senior notes are secured by an equal and ratable lien on the same assets. The terms of other existing and future indebtedness of Federated may require that such other indebtedness be similarly secured by an equal and ratable lien on such assets.

     LIMITATION ON SALE AND LEASEBACK TRANSACTIONS. Federated and the Restricted Subsidiaries may not enter into any sale and leaseback transaction unless the net cash proceeds therefrom are applied as follows: to the extent that the aggregate amount of net cash proceeds from such sale and leaseback transaction that have not been reinvested in the business of Federated or its Subsidiaries or used to reduce Senior Indebtedness of Federated or its Subsidiaries within 12 months of the receipt of such proceeds exceeds $100.0 million ("Excess Sale Proceeds") from time to time, such Excess Sale Proceeds will be used to offer to repurchase the senior notes (on a pro rata basis with any other Senior Indebtedness of Federated or its Subsidiaries required by the terms of such Indebtedness to be repurchased with such Excess Sale Proceeds, based on the principal amount of such Senior Indebtedness required to be repurchased) at 100% of their principal amount, plus accrued interest, and to pay related costs and expenses.

     To the extent that the aggregate purchase price for the senior notes or other Senior Indebtedness tendered pursuant to such an offer to purchase is less than the aggregate purchase price offered in such offer, an amount of Excess Sale Proceeds equal to such shortfall will cease to be Excess Sale Proceeds and may thereafter be used for general corporate purposes. If the aggregate purchase price for the senior notes or other Senior Indebtedness tendered pursuant to such an offer to purchase exceeds the amount of such

Excess Sale Proceeds, the Trustee will select the senior notes or other Senior Indebtedness to be purchased by such method as the Trustee deems fair and appropriate.

     The net cash proceeds from any sale or leaseback transaction will be determined net of the following:

     - all fees and expenses incurred and all taxes and reserves required to be accrued as a liability as a consequence of such a sale and leaseback transaction;

     - all payments made on any Indebtedness that is secured by assets subject to a sale and leaseback transaction; and

     - all distributions and other payments made to minority interest holders in Subsidiaries of Federated or joint ventures as a result of a sale and leaseback transaction.

     Cash Equivalents will be deemed to be proceeds upon receipt of such Cash Equivalents and cash payments under promissory notes secured by letters of credit or similar assurances of payment issued by commercial banks of recognized standing will be deemed to be proceeds upon receipt of such payments.

     If an offer to purchase the senior notes is made, Federated will comply with all tender offer rules, including but not limited to Section 14(e) of the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer to purchase.

EVENTS OF DEFAULT

     The following are "Events of Default" with respect to the senior notes:

          (1) failure to pay principal of or premium, if any, on any senior note when due;

          (2) failure to pay any interest on any senior note when due, which failure continues for 30 calendar days;

          (3) failure to perform any other covenant of Federated in the Indenture or the Supplemental Indenture (other than a covenant included therein solely for the benefit of a series of debt securities other than the senior notes), which failure continues for 60 calendar days after written notice as provided in the Indenture or the Supplemental Indenture;

          (4) any nonpayment at maturity or other default (beyond any applicable grace period) under any agreement or instrument relating to any other Indebtedness of Federated or any Restricted Subsidiary (the unpaid principal amount of which is not less than $100.0 million), which default results in the acceleration of the maturity of such Indebtedness prior to its stated maturity or occurs at the final maturity thereof;

          (5) the entry of any final judgments or orders against Federated or any of its Restricted Subsidiaries in excess of $100.0 million individually or in the aggregate (not covered by insurance) that is not paid, discharged or otherwise stayed (by appeal or otherwise) within 60 calendar days after the entry of such judgments or orders; and

          (6) specified events of bankruptcy, insolvency or reorganization of Federated or any Significant Subsidiary or any group of Subsidiaries of Federated that, if considered in the aggregate, would be a Significant Subsidiary.

Federated will be required to provide the Trustee with notice of any uncured Event of Default within 10 calendar days after any responsible officer of Federated becomes aware of or receives actual notice of the occurrence thereof. The Trustee will be required, within 90 calendar days after the occurrence of a default in respect of the senior notes, to give to the holders of the senior notes notice of all such uncured defaults known to it, except that:

     - in the case of a default in the performance of any covenant of the character contemplated in clause (3) above, no such notice to holders of the senior notes will be given until at least 30 calendar days after the occurrence of such default; and

     - in the case of a default of the character contemplated in clause (1) or
       (2) above, the Trustee may withhold such notice if and so long as it in good faith determines that the withholding of such notice is in the interests of the holders of the senior notes.

     If an Event of Default described in clause (6) above occurs with respect to Federated, the principal of, premium, if any, and accrued interest on the senior notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the senior notes. If any other Event of Default with respect to the senior notes occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the senior notes, by notice as provided in the Indenture, may declare the principal amount of the senior notes to be due and payable immediately. However, at any time after a declaration of acceleration with respect to the senior notes has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the senior notes may, under certain circumstances, rescind and annul such acceleration.

     Subject to the duty of the Trustee thereunder during an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the senior notes unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the Trustee, the holders of a majority in principal amount of the senior notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the senior notes.

     No holder of a senior note will have any right to institute any proceeding with respect to the Indenture or the Supplemental Indenture or for any remedy thereunder unless:

     - such holder shall have previously given to the Trustee written notice of a continuing Event of Default;

     - the holders of at least 25% in aggregate principal amount of the outstanding senior notes have also made such a written request;

     - such holder or holders have offered reasonable indemnity to the Trustee to institute such proceeding as trustee;

     - the Trustee has not received from the holders of a majority in aggregate principal amount of the outstanding senior notes a direction inconsistent with such request; and

     - the Trustee has failed to institute such proceeding within 60 calendar days.

     However, such limitations do not apply to a suit instituted by a holder of senior notes for enforcement of payment of the principal of and interest on such senior notes on or after the respective due dates expressed in such senior notes.

     Federated is required to furnish to the Trustee annually a statement as to the performance by Federated of its obligations under the Indenture and as to any default in such performance.

DEFEASANCE

     Except as described below, upon compliance with the applicable requirements described below, Federated:

          (1) will be deemed to have been discharged from its obligations with respect to the senior notes; or

          (2) will be released from its obligations to comply with the covenants in the Indenture and the Supplemental Indenture with respect to the senior notes, and the occurrence of an event described in any of clauses (3), (4) and (5) under "-- Events of Default" above will no longer be an Event of Default with respect to the senior notes, except to the limited extent described below.

     Following any defeasance described in clause (1) or (2) above, Federated will continue to have specified obligations under the Indenture and the Supplemental Indenture, including obligations to register the transfer or exchange of the senior notes; replace destroyed, stolen, lost, or mutilated senior notes; maintain an office or agency in respect of the senior notes; and hold funds for payment to holders of senior notes in trust. In the case of any defeasance described in clause (2) above, any failure by Federated to comply with its continuing obligations may constitute an Event of Default with respect to the senior notes as described in clause (3) under "-- Events of Defaults" above.

     In order to effect any defeasance described in clause (1) or (2) above, Federated must irrevocably deposit with the trustee, in trust, money or specified government obligations (or depositary receipts therefor) that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay all of the principal of and any interest on the senior notes on the dates such payments are due in accordance with the terms of the senior notes. In addition, the following conditions must be satisfied:

     - no Event of Default or event that, with the giving of notice or lapse of time, or both, would become an Event of Default under the Indenture or the Supplemental Indenture with respect to the senior notes shall have occurred and be continuing on the date of such deposit;

     - no Event of Default described under clause (6) under "Events of Default" above with respect to Federated or event that with the giving of notice or lapse of time, or both, would become such an Event of Default shall have occurred and be continuing at any time on or prior to the 124th calendar day following such date of deposit;

     - in the event of defeasance under clause (1) above, Federated shall have delivered an opinion of counsel stating that (a) Federated has received from, or there has been published by, the Internal Revenue Service a ruling or (b) there has been a change in applicable federal law, in either case to the effect that, among other things, the holders of the senior notes will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred;

     - in the event of defeasance under clause (2) above, Federated shall have delivered an opinion of counsel to the effect that, among other things, the holders of the senior notes should not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred;

     - Federated shall have delivered to the Trustee an opinion of a nationally recognized independent public accounting firm certifying the sufficiency of the amount of any moneys or government obligations placed on deposit to pay, without regard to any reinvestment, the accrued interest, principal, interest and premium, if any, on the senior notes; and

     - such defeasance must not result in a breach or violation of, or constitute a default under, any other agreement to which Federated is a party or violate any law to which Federated is subject.

     If Federated fails to comply with its remaining obligations under the Indenture and the Supplemental Indenture after a defeasance with respect to the senior notes as described under clause (2) above and the senior notes are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and government obligations (or depositary receipts therefor) on deposit with the Trustee may be insufficient to pay amounts due on the senior notes at the time of the acceleration resulting from such Event of Default. However, Federated will remain liable in respect of such payments.

CERTAIN DEFINED TERMS

     Capitalized terms used but not defined herein have the meanings given to such terms in the Indenture and the Supplemental Indenture. In addition, for purposes of the Indenture and the Supplemental Indenture, the following definitions apply:

     "Bank Facilities" means the financing provided for by (a) the 364-Day Credit Agreement and (b) the Five-Year Credit Agreement, each dated as of July 28, 1997 and each by and among Federated, certain financial institutions, Citibank, N.A., as administrative agent and paying agent, The Chase Manhattan Bank, as administrative agent, Fleet National Bank (as successor in interest to BankBoston, N.A.), as syndication agent, and Bank of America National Trust & Savings Association, as documentation agent, as the same may be amended, supplemented, or otherwise modified from time to time.

     "Cash Equivalent" means:

          (1) obligations issued or unconditionally guaranteed as to principal and interest by the United States of America or by any agency or authority controlled or supervised by and acting as an instrumentality of the United States of America;

          (2) obligations (including, but not limited to, demand or time deposits, bankers' acceptances and certificates of deposit) issued by a depository institution or trust company or a wholly owned Subsidiary or branch office of any depository institution or trust company, provided that
     (a) such depository institution or trust company has, at the time of Federated's or any Restricted Subsidiary's Investment therein or contractual commitment providing for such Investment, capital, surplus, or undivided profits (as of the date of such institution's most recently published financial statements) in excess of $100.0 million and (b) the commercial paper of such depository institution or trust company, at the time of Federated's or any Restricted Subsidiary's Investment therein or contractual commitment providing for such Investment, is rated at least A1 by S&P or P-1 by Moody's;

          (3) debt obligations (including, but not limited to, commercial paper and medium term notes) issued or unconditionally guaranteed as to principal and interest by any corporation, state or municipal government or agency or instrumentality thereof, or foreign sovereignty, if the commercial paper of such corporation, state or municipal government, or foreign sovereignty, at the time of Federated's or any Restricted Subsidiary's Investment therein or contractual commitment providing for such Investment, is rated at least A1 by S&P or P-1 by Moody's;

          (4) repurchase obligations with a term of not more than seven days for underlying securities of the type described above entered into with a depository institution or trust company meeting the qualifications described in clause (2) above; and

          (5) Investments in money market or mutual funds that invest predominantly in Cash Equivalents of the type described in clauses (1),
     (2), (3) and (4) above; provided, however, that, in the case of the clauses
     (1) through (3) above, each such Investment has a maturity of one year or less from the date of acquisition thereof.

     "Consolidated Net Tangible Assets" means total assets (less depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under GAAP) after deducting therefrom (1) all current liabilities and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount, organization expenses and other like intangibles, all as set forth on the most recent balance sheet of Federated and its consolidated Subsidiaries and computed in accordance with GAAP.

     "Existing Indebtedness" means all Indebtedness under or evidenced by:

     - the senior notes;

     - Federated's 8.5% Senior Notes Due 2010;

     - Federated's 6.30% Senior Notes Due 2009;

     - Federated's 6.90% Senior Notes Due 2029;

     - Federated's 6.125% Term Enhanced ReMarketable Securities;

     - Federated's 7% Senior Debentures Due 2028;

     - Federated's 7.45% Senior Debentures Due 2017;

     - Federated's 6.79% Senior Debentures Due 2027;

     - Federated's 8.125% Senior Notes Due 2002;

     - Federated's 8.5% Senior Notes Due 2003;

     - capital lease obligations of Federated and the Restricted Subsidiaries existing on the date of issuance of the senior notes; and

     - the other secured Indebtedness of Federated or secured or unsecured Indebtedness of the Restricted Subsidiaries existing on the date of issuance of the senior notes.

     "Indebtedness" means, as applied to any Person, without duplication:

          (1) all obligations of such Person for borrowed money;

          (2) all obligations of such Person for the deferred purchase price of property or services (other than property and services purchased, and expense accruals and deferred compensation items arising, in the ordinary course of business);

          (3) all obligations of such Person evidenced by notes, bonds, debentures, mandatorily redeemable preferred stock or other similar instruments (other than performance, surety and appeals bonds arising in the ordinary course of business);

          (4) all payment obligations created or arising under any conditional sale, deferred price or other title retention agreement with respect to property acquired by such Person (unless the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

          (5) any capital lease obligation of such Person;

          (6) all reimbursement, payment or similar obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities (other than letters of credit in support of trade obligations or incurred in connection with public liability insurance, workers' compensation, unemployment insurance, old-age pensions and other social security benefits other than in respect of employee benefit plans subject to ERISA);

          (7) all obligations of such Person, contingent or otherwise, under any guarantee by such Person of the obligations of another Person of the type referred to in clauses (1) through (6) above; and

          (8) all obligations referred to in clauses (1) through (6) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage or security interest in property (including without limitation accounts, contract rights and general intangibles) owned by such Person and as to which such Person has not assumed or become liable for the payment of such obligations other than to the extent of the property subject to such mortgage or security interest;

except that Indebtedness of the type referred to in clauses (7) and (8) above will be included within the definition of "Indebtedness" only to the extent of the least of (a) the amount of the underlying Indebtedness referred to in the applicable clause (1) through (6) above; (b) in the case of clause (7), the limit on recoveries, if any, from such Person under obligations of the type referred to in clause (7) above, and (c) in the case of clause (8), the aggregate value (as determined in good faith by Federated's board of directors) of the security for such Indebtedness.

     "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any capital stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person. The amount of any Investment shall be the original cost thereof, plus the cost of all additions thereto, without any adjustments for increases or decreases in value, write-ups, write-downs or write-offs with respect to such Investment.

     "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

     "Permitted Liens" means:

          (1) liens (other than liens on inventory) securing

             (a) Existing Indebtedness;

             (b) Indebtedness under the Bank Facilities in an aggregate principal amount at any one time not to exceed $2,800.0 million, less
        (1) principal payments actually made by Federated on any term loan facility under such Bank Facilities (other than principal payments made in connection with or pursuant to a refinancing of the Bank Facilities in compliance with clause (1)(i) below) and (2) any amounts by which any revolving credit facility commitments under the Bank Facilities are permanently reduced (other than permanent reductions made in connection with or pursuant to a refinancing of the Bank Facilities in compliance with clause (1)(i) below), except that under no circumstances will the total allowable indebtedness under this clause (1)(b) be less than $1,250.0 million (subject to increase from and after the date of issuance of the senior notes at a rate, compounded annually, equal to 3% per annum) if incurred for the purpose of providing Federated and its Subsidiaries with working capital (including bankers' acceptances, letters of credit and similar assurances of payment whether as part of the Bank Facilities or otherwise);

             (c) Indebtedness existing as of the date of issuance of the senior notes of any Subsidiary of Federated engaged primarily in the business of owning or leasing real property;

             (d) Indebtedness incurred for the purpose of financing store construction and remodeling or other capital expenditures;

             (e) Indebtedness in respect of the deferred purchase price of property or arising under any conditional sale or other title retention agreement;

             (f) Indebtedness of a Person acquired by Federated or a Subsidiary of Federated at the time of such acquisition;

             (g) to the extent deemed to be "Indebtedness," obligations under swap agreements, cap agreements, collar agreements, insurance agreements or any other agreement or arrangement, in each case designed to provide protection against fluctuations in interest rates, the cost of currency or the cost of goods (other than inventory);

             (h) other Indebtedness in outstanding amounts not to exceed, in the aggregate, the greater of $750.0 million and 12.5% of Consolidated Net Tangible Assets of Federated and the Restricted Subsidiaries at any particular time; and

             (i) Indebtedness incurred in connection with any extension, renewal, refinancing, replacement or refunding (including successive extensions, renewals, refinancings, replacements or refundings), in whole or in part, of any Indebtedness of Federated or the Restricted Subsidiaries; provided that the principal amount of the Indebtedness so incurred does not exceed the sum of the principal amount of the Indebtedness so extended, renewed, refinanced, replaced or refunded, plus all interest accrued thereon and all related fees and expenses (including any payments made in connection with procuring any required lender or similar consents);

          (2) liens incurred and pledges and deposits made in the ordinary course of business in connection with liability insurance, workers' compensation, unemployment insurance, old-age pensions and other social security benefits other than in respect of employee benefit plans subject to ERISA;

          (3) liens securing performance, surety and appeal bonds and other obligations of like nature incurred in the ordinary course of business;

          (4) liens on goods and documents securing trade letters of credit;

          (5) liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's and vendors' liens, incurred in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings;

          (6) liens securing the payment of taxes, assessments and governmental charges or levies (a) either (1) not delinquent or (2) being contested in good faith by appropriate legal or administrative proceedings and (b) as to which adequate reserves shall have been established on the books of the relevant corporation in conformity with GAAP;

          (7) zoning restrictions, easements, rights of way, reciprocal easement agreements, operating agreements, covenants, conditions or restrictions on the use of any parcel of property that are routinely granted in real estate transactions or do not interfere in any material respect with the ordinary conduct of the business of Federated and its Subsidiaries or the value of such property for the purpose of such business;

          (8) liens on property existing at the time such property is acquired;

          (9) purchase money liens upon or in any property acquired or held in the ordinary course of business to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property;

          (10) liens on the assets of any Subsidiary of Federated at the time such Subsidiary is acquired;

          (11) liens with respect to obligations in outstanding amounts not to exceed $100.0 million at any particular time and that (a) are not incurred in connection with the borrowing of money or obtaining advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate interfere in any material respect with the ordinary conduct of the business of Federated and its Subsidiaries; and

          (12) without limiting the ability of Federated or any Restricted Subsidiary to create, incur, assume or suffer to exist any lien otherwise permitted under any of the foregoing clauses, any extension, renewal or replacement, in whole or in part, of any lien described in the foregoing clauses; provided, that any such extension, renewal or replacement lien is limited to the property or assets covered by the lien extended, renewed or replaced or substitute property or assets, the value of which is determined by the Board of Directors of Federated to be not materially greater than the value of the property or assets for which the substitute property or assets are substituted.

     "Person" means any individual, partnership, corporation (including without limitation a business trust), joint stock company, business trust, trust, unincorporated association, joint venture or other entity, or a government or political subdivision or agency thereof.

     "Restricted Subsidiary" means any Subsidiary of Federated other than an Unrestricted Subsidiary.

     "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

     "Senior Indebtedness" means any Indebtedness of Federated or its Subsidiaries other than Subordinated Indebtedness.

     "Significant Subsidiary" means any Subsidiary that accounts for (1) 10% or more of the total consolidated assets of Federated and its Subsidiaries as of any date of determination or (2) 10% or more of the total consolidated revenues of Federated and its Subsidiaries for the most recently concluded fiscal quarter.

     "Subordinated Indebtedness" means any Indebtedness of Federated which is expressly subordinated in right of payment to the senior notes.

     "Subsidiary" means, as applied, with respect to any Person, any corporation, partnership or other business entity of which, in the case of a corporation, more than 50% of the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation has or might have voting power upon the occurrence of any contingency), or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

     "Unrestricted Subsidiary" means any entity designated as such (1) in the Supplemental Indenture (including Federated's existing receivables finance Subsidiaries, FDS Bank, FACS Group, Inc., Prime Credit Card Master Trust (to the extent that it is deemed to be a Subsidiary of Federated), Prime Credit Card Master Trust II (to the extent it is deemed to be a Subsidiary of Federated), Prime Receivables Corporation, Prime II Receivables Corporation, Seven Hills Funding Corporation, Ridge Capital Trust II (to the extent that it is deemed to be a Subsidiary of Federated), Macy Financial, Inc., R.H. Macy Overseas Finance, N.V., Macy Credit Corp., Macy's Data and Credit Services Corp., Fingerhut Receivables, Inc., PCP Receivables Corp., Fingerhut Master Trust (to the extent it is deemed to be a Subsidiary of Federated), Axsys National Bank, PCP Master Trust (to the extent it is deemed to be a Subsidiary of Federated) and Fingerhut Funding Co.) or (2) by Federated's board of directors, provided that such entity is a special purpose entity formed for financing purposes.

                                  UNDERWRITING

     Under the terms and conditions contained in an underwriting agreement dated March 21, 2001, Federated has agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation is acting as representative, the following respective principal amounts of the senior notes:

                                                                PRINCIPAL
UNDERWRITER                                                       AMOUNT
-----------                                                    ------------
Credit Suisse First Boston Corporation......................   $260,000,000
Banc of America Securities LLC..............................     70,000,000
Chase Securities Inc. ......................................     70,000,000
Salomon Smith Barney Inc. ..................................     70,000,000
Banc One Capital Markets, Inc. .............................     15,000,000
PNC Capital Markets, Inc. ..................................     15,000,000
                                                               ------------
          Total.............................................   $500,000,000
                                                               ============

     The underwriting agreement provides that the underwriters are obligated to purchase all the senior notes, if any are purchased. The underwriting agreement provides that if an underwriter defaults the purchase commitments of the non-defaulting underwriters may be increased or the offering of senior notes may be terminated.

     The underwriters propose to offer the senior notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a concession of .40% of the principal amount per senior note. The underwriters and selling group members may allow a discount of .25% of such principal amount per senior note on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representative.

     Federated estimates that its out of pocket expenses for this offering will be approximately $225,000.

     The senior notes are a new issue of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the senior notes. However, they are not obligated to do so and may discontinue making a secondary market for the senior notes at any time without notice. No assurance can be given as to how liquid the trading market for the senior notes will be.

     This offering is being made in compliance with the requirements of Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

     Federated has agreed to indemnify the underwriters against certain liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in respect thereof.

     The underwriters and their respective affiliates have provided investment banking and/or commercial banking services to Federated from time to time. The underwriters and their respective affiliates have received customary fees in connection with providing these services. Salomon Smith Barney Inc., one of the underwriters, is an affiliate of the Trustee.

     The representative, on behalf of the underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

     - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Syndicate covering transactions involve purchases of the senior notes in the open market after the distribution has been completed in order to cover syndicate short positions.

     - Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the senior notes originally sold by such syndicate member are purchased in a stabilizing transaction or syndicate covering transaction to cover syndicate short positions.

     Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the senior notes to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

     Federated expects that delivery of the senior notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the fourth business day following the date of pricing of the senior notes. Under Rule 15c6-1 of the U.S. Securities and Exchange Commission under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade senior notes on the date hereof will be required, by virtue of the fact that the senior notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of senior notes who wish to trade senior notes on the date hereof should consult with their own advisor.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the senior notes in Canada is being made only on a private placement basis exempt from the requirement that Federated prepare and file a prospectus with the securities regulatory authorities in each province where trades of senior notes are made. Any resale of the senior notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the senior notes.

REPRESENTATIONS OF PURCHASERS

     By purchasing the senior notes in Canada and accepting a purchase confirmation, a purchaser is representing to Federated and the dealer from whom the purchase confirmation is received that:

     - the purchaser is entitled under applicable provincial securities laws to purchase the senior notes without the benefit of a prospectus qualified under those securities laws;

     - where required by law, that the purchaser is purchasing as principal and not as agent; and

     - the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of senior notes to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any senior notes acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from Federated. Only one report must be filed for senior notes acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of senior notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the senior notes in their particular circumstances and about the eligibility of the senior notes for investment by the purchaser under relevant Canadian legislation.

                                    EXPERTS

     The consolidated financial statements of Federated as of January 29, 2000 and January 30, 1999, and for the 52-week periods ended January 29, 2000, January 30, 1999 and January 31, 1998 have been incorporated by reference in the accompanying prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference therein, and upon the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the senior notes offered hereby will be passed upon for Federated by Jones, Day, Reavis & Pogue. Certain legal matters will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP.

PROSPECTUS

                       FEDERATED DEPARTMENT STORES, INC.

                                 $1,350,000,000

                                DEBT SECURITIES
                                  COMMON STOCK
                                PREFERRED STOCK
                                    WARRANTS

                             ---------------------

     Federated may offer up to $1,350,000,000 of these securities from time to time separately or in any combination. Federated will determine the type and amount of securities offered and the price and other terms of any offering on the basis of market conditions and other factors existing at the time of the offering. Federated will disclose the specific terms of any offering in a supplement to this prospectus.

     The terms of each offering of these securities will be set forth in a prospectus supplement. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

     Federated's common stock is listed for trading on the New York Stock Exchange under the symbol "FD."

                             ---------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ---------------------

                     This prospectus is dated May 11, 1999.

                               TABLE OF CONTENTS

ABOUT THIS PROSPECTUS.......................................    3
WHERE YOU CAN FIND MORE INFORMATION.........................    3
INCORPORATION OF DOCUMENTS BY REFERENCE.....................    3
FEDERATED...................................................    4
USE OF PROCEEDS.............................................    4
RATIO OF EARNINGS TO FIXED CHARGES..........................    4
CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING
  STATEMENTS................................................    5
DESCRIPTION OF DEBT SECURITIES..............................    5
DESCRIPTION OF CAPITAL STOCK................................   13
DESCRIPTION OF WARRANTS.....................................   20
PLAN OF DISTRIBUTION........................................   20
VALIDITY OF SECURITIES......................................   21
EXPERTS.....................................................   21

                             ABOUT THIS PROSPECTUS

     This prospectus is part of two registration statements that Federated filed with the Securities and Exchange Commission to register the distribution of the securities described in this prospectus under the Securities Act of 1933. Federated may from time to time sell the securities in one or more offerings up to a total dollar amount of $1,350,000,000 or the equivalent of this amount in foreign currencies or foreign currency units.

     This prospectus provides you with a general description of the securities. Each time Federated offers the securities, Federated will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also supplement, modify, or supersede other information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the information incorporated by reference as described below under the heading "Incorporation of Documents by Reference."

     You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. Federated has not authorized anyone to provide you with different information. Federated is not offering the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents.

                      WHERE YOU CAN FIND MORE INFORMATION

     Federated files reports, proxy statements, and other documents with the Securities and Exchange Commission in accordance with the requirements of the Securities Exchange Act of 1934. Federated's SEC filings are available to the public over the Internet at the Commission's web site at http://www.sec.gov. You may also read and copy any document Federated files at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information regarding the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, you may read reports, proxy statements, and other documents relating to Federated at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     Additional information regarding Federated and the securities offered hereby is contained in the registration statements of which this prospectus is a part, including the exhibits thereto. The statements contained in this prospectus regarding the provisions of any other document are not necessarily complete. Accordingly, each such statement is qualified in its entirety by reference to the copy of such document filed as an exhibit to the registration statements or otherwise filed with the Commission.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The documents specified below, which have been or are to be filed by Federated with the Commission, are incorporated by reference into this prospectus. The information contained in those documents is considered to be part of this prospectus, except that the information contained in later-dated documents will supplement, modify, or supersede, as applicable, the information contained in earlier-dated documents.

     Federated incorporates by reference into this prospectus the documents listed below and all documents filed by Federated with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the time that the offering made hereby is completed.

     - Federated's annual report on Form 10-K for the fiscal year ended January 30, 1999;

     - Federated's current report on Form 8-K dated March 18, 1999.

     You may obtain without charge a copy of any of the documents incorporated by reference herein, except for any exhibits to those documents that are not expressly incorporated by reference in those documents, by writing or telephoning Federated Department Stores, Inc., 7 West Seventh Street, Cincinnati, Ohio 45202, Attention: Investor Relations (telephone: (513) 579-7780).

                                   FEDERATED

     Federated is one of the leading operators of full-line department stores in the United States with over 400 department stores in 33 states as of January 30, 1999. Federated's department stores sell a wide range of merchandise, including men's, women's, and children's apparel and accessories, cosmetics, home furnishings, and other consumer goods. Federated's department stores are diversified by size of store, merchandising character, and character of community served. Federated's department stores are located at urban or suburban sites, principally in densely populated areas across the United States. Federated operates its department stores under the names "Macy's," "Bloomingdale's," "The Bon Marche," "Burdines," "Goldsmith's," "Lazarus," "Rich's," and "Stern's." Federated also operates direct mail catalog businesses under the names "Bloomingdale's By Mail" and "Macy's By Mail" and an electronic commerce catalog business under the name "macys.com."

     On March 18, 1999, Federated acquired Fingerhut Companies, Inc. Fingerhut is a leading database marketing company that sells a broad range of products and services through catalogs, direct marketing, and the Internet. In addition to the core Fingerhut catalog business, Fingerhut owns:

     - Figi's, a specialty food and gift catalog business;

     - Arizona Mail Order and Bedford Fair, both apparel catalog businesses; and

     - Popular Club, a membership-based general merchandise catalog business.

     Fingerhut also offers a broad range of business services to third parties, including telemarketing, direct marketing, information management, warehousing, product fulfillment and distribution, order and returns processing, and customer service, and has investments in several providers of Internet-based merchandise and services.

     Federated's principal executive offices are located at 151 West 34th Street, New York, New York 10001, and 7 West Seventh Street, Cincinnati, Ohio 45202. Federated's telephone numbers at its offices are (212) 494-1601 and (513) 579-7000, respectively.

                                USE OF PROCEEDS

     Unless otherwise specified in the accompanying prospectus supplement, Federated will use the net proceeds from the sale of the securities offered hereby for general corporate purposes, which may include the repayment of indebtedness outstanding from time to time, acquisitions, new store construction, store expansions, and further investments in technology.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Federated's ratio of earnings to fixed charges for each of the periods set forth below has been computed on a consolidated basis and should be read in conjunction with the consolidated financial statements, including the notes thereto, and other information set forth in the reports filed by Federated with the Commission.

                                        FISCAL YEAR   FISCAL YEAR   FISCAL YEAR   FISCAL YEAR   FISCAL YEAR
                                           ENDED         ENDED         ENDED         ENDED         ENDED
                                        JANUARY 30,   JANUARY 31,   FEBRUARY 1,   FEBRUARY 3,   JANUARY 28,
                                           1999          1998          1997          1996          1995
                                        -----------   -----------   -----------   -----------   -----------
Consolidated ratio of earnings to
  fixed charges (unaudited)...........     3.8x          2.8x          1.7x          1.3x          2.0x

     For purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and extraordinary items plus fixed charges (excluding capitalized interest). Fixed charges consist of interest incurred on indebtedness, amortization of debt expense, and the portion of rental expense under operating leases deemed to be the equivalent of interest.

          CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

     This prospectus contains and incorporates by reference, and the accompanying prospectus supplement may contain, forward-looking statements. Forward-looking statements are based upon the beliefs and assumptions of, and on information available to, the management of Federated.

     Forward-looking statements include statements regarding possible future results of operations, competitive position, and growth opportunities of Federated. In addition, the following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: (1) statements preceded by, followed by or that include the words "may," "will," "could," "should," "believe," "expect," "future," "potential," "anticipate," "intend," "plan," "estimate," or "continue" or the negative or other variations thereof and (2) other statements regarding matters that are not historical facts. Forward-looking statements are subject to various risks and uncertainties, including the following:

     - risks and uncertainties relating to the possible invalidity of the underlying beliefs and assumptions;

     - possible changes or developments in social, economic, business, industry, market, legal, and regulatory circumstances and conditions; and

     - actions taken or omitted to be taken by third parties, including customers, suppliers, business partners, competitors, and legislative, regulatory, judicial, and other governmental authorities and officials.

     In addition to the foregoing and any risks and uncertainties specifically identified in the text surrounding forward-looking statements, any statements in this prospectus, the accompanying prospectus supplement, or the reports, proxy statements, and other documents referred to in "Where You Can Find More Information" that warn of risks or uncertainties associated with future results, events, or circumstances may identify important factors that could cause actual results, events, and circumstances to differ materially from those reflected in forward-looking statements.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The debt securities that may be offered by this prospectus consist of unsecured notes, debentures, or other evidences of indebtedness of Federated. Federated may issue the debt securities, in one or more series, under an indenture, dated as of September 10, 1997, between Federated and Citibank, N.A., as trustee. A copy of the indenture is set forth as Exhibit 4.4 to each of the registration statements and incorporated herein by reference. Except as otherwise defined herein, capitalized terms used herein have the meanings given to them in the indenture.

     The provisions of the indenture will generally be applicable to all of the debt securities. Selected provisions of the indenture are described in this prospectus. Additional or different provisions that are applicable to a particular series of debt securities will, if material, be described in a prospectus supplement relating to the offering of debt securities of that series. These provisions may include, among other things and to the extent applicable, the following:

     - the title of the debt securities;

     - any limit on the aggregate principal amount of the debt securities;

     - the persons to whom any interest on the debt securities will be payable, if other than the registered holders thereof on the regular record date therefor;

     - the date or dates on which the principal of the debt securities will be payable;

     - the rate or rates at which the debt securities will bear interest, if any, and the date or dates from which interest will accrue;

     - the dates on which interest will be payable and the regular record dates for interest payment dates;

     - the place or places where the principal of and any premium and interest on the debt securities will be payable;

     - the period or periods, if any, within which, and the price or prices at which, the debt securities may be redeemed, in whole or in part, at the option of Federated;

     - the obligation, if any, of Federated to redeem or purchase the debt securities pursuant to sinking fund or analogous provisions and the terms and conditions of any such redemption or purchase;

     - the denominations in which the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

     - the currency or currencies or currency units, if other than currency of the United States of America, in which payment of the principal of and any premium or interest on the debt securities will be payable, and the terms and conditions of any elections that may be made available with respect thereto;

     - any index or formula used to determine the amount of payments of principal of and any premium or interest on the debt securities;

     - whether the debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the identity of the depositary, if any, for the global securities;

     - the terms and conditions, if any, pursuant to which the debt securities are convertible into or exchangeable for common stock or other securities of Federated or any other person;

     - the principal amount (or any portion of the principal amount) of the debt securities which will be payable upon any declaration of acceleration of the maturity of the debt securities pursuant to an event of default; and

     - the applicability to the debt securities of the provisions described in "-- Defeasance" below.

     Federated may issue debt securities at a discount from their stated principal amount. Federal income tax considerations and other special considerations applicable to any debt security issued with original issue discount (an "original issue discount security") may be described in an applicable prospectus supplement.

     If the purchase price of any series of the debt securities is payable in a foreign currency or currency unit or if the principal of or any premium or interest on any series of the debt securities is payable in a foreign currency or currency unit, the restrictions, elections, general tax considerations, specific terms, and other information with respect to the debt securities and the applicable foreign currency or currency unit will be set forth in an applicable prospectus supplement.

     Unless otherwise indicated in an applicable prospectus supplement:

     - the debt securities will be issued only in fully registered form (without coupons) in denominations of $1,000 or integral multiples thereof; and

     - payment of principal, premium, if any, and interest on the debt securities will be payable, and the exchange, conversion, and transfer of debt securities will be registerable, at the office or agency of Federated maintained for those purposes and at any other office or agency maintained for those purposes. No service charge will be made for any registration of transfer or exchange of the debt securities, but Federated may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

GLOBAL SECURITIES

     The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary or its nominee identified in an applicable prospectus supplement. Unless and until it is exchanged in whole or in part for debt securities in registered form, a global security may not be registered for transfer or exchange:

     - by the depositary to a nominee of the depositary;

     - by a nominee of the depositary to the depositary or another nominee of the depositary;

     - by the depositary or any nominee of the depositary to a successor depositary or a nominee of the successor depositary; or

     - in any other circumstances described in an applicable prospectus supplement.

     The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a global security will be described in an applicable prospectus supplement. Federated expects that the following provisions will apply to depositary arrangements.

     Unless otherwise specified in an applicable prospectus supplement, any global security that represents debt securities will be registered in the name of the depositary or its nominee. Upon the deposit of a global security with or on behalf of the depositary for the global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security to the accounts of institutions that are participants in such system. The accounts to be credited will be designated by the underwriters or agents of the debt securities or by Federated, if the debt securities are offered and sold directly by Federated.

     Ownership of beneficial interests in debt securities represented by a global security will be limited to participants in the book-entry registration and transfer system of the applicable depositary or persons that may hold interests through such participants. Ownership of such beneficial interests by such participants will be shown on, and the transfer of such ownership will be effected only through, records maintained by the depositary or its nominee for such global security. Ownership of such beneficial interests by persons that hold through such participants will be shown on, and the transfer of such ownership will be effected only through, records maintained by such participants. The laws of some jurisdictions require that specified purchasers of securities take physical delivery of their securities in definitive form. These laws may impair your ability to transfer beneficial interests in a global security.

     So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Unless otherwise specified in an applicable prospectus supplement, owners of beneficial interests in the global security will not be entitled to have any of the debt securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in certificated form, and will not be considered the owners or holders of such debt securities for any purpose under the indenture. Accordingly, each person owning a beneficial interest in debt securities represented by a global security must rely on the procedures of the applicable depositary and, if the person is not a participant in the book-entry registration and transfer system of the applicable depositary, on the procedures of the participant through which the person owns its interest, to exercise any rights of an owner or holder of debt securities under the indenture.

     Federated understands that, under existing industry practices, if an owner of a beneficial interest in debt securities represented by a global security desires to give any notice or take any action that an owner or holder of debt securities is entitled to give or take under indenture:

     - the applicable depositary would authorize its participants to give the notice or take the action; and

     - the participants would authorize persons owning the beneficial interests through the participants to give the notice or take the action or would otherwise act upon the instructions of the persons owning the beneficial interests.

     Principal of and any premium and interest on debt securities represented by a global security will be payable in the manner described in an applicable prospectus supplement. Payment of principal of, and any premium or interest on, such debt securities will be made to the applicable depository or its nominee, as the case may be, as the registered owner or the holder of the global security representing such debt securities. None of Federated, the trustee, any paying agent, or the registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in debt securities represented by a global security or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interests.

COVENANTS OF FEDERATED

     Maintenance of Office or Agency. Federated will be required to maintain an office or agency in each place of payment for each series of debt securities for notice and demand purposes and for the purposes of presenting or surrendering debt securities for payment, registration of transfer, or exchange.

     Paying Agents, Etc. If Federated acts as its own paying agent with respect to any series of debt securities, on or before each due date of the principal of or interest on any of the debt securities of that series, it will be required to segregate and hold in trust for the benefit of the persons entitled to payment a sum sufficient to pay the amount due and to notify the trustee promptly of its action or failure to act. If Federated has one or more paying agents for any series of debt securities, prior to each due date of the principal of or interest on any debt securities of that series, it will be required to deposit with a paying agent a sum sufficient to pay the amount due and, unless the paying agent is the trustee, to promptly notify the trustee of its action or failure to act. All moneys paid by Federated to a paying agent for the payment of principal of or interest on any debt securities that remain unclaimed for two years after such principal or interest has become due and payable may be repaid to Federated, and thereafter the holder of such debt securities may look only to Federated for payment thereof.

     Payment of Taxes and Other Claims. Federated will be required to pay and discharge, before the same become delinquent:

     - all taxes, assessments, and governmental charges levied or imposed upon Federated or any subsidiary of Federated or their properties; and

     - all claims that if unpaid would result in a lien on their property and have a material adverse effect on the business, assets, financial condition, or results of operations of Federated and its subsidiaries, taken as a whole (a "Material Adverse Effect");

unless, in either case, the same are being contested by proper proceedings.

     Maintenance of Properties. Federated will be required to cause all properties used in the business of Federated or any subsidiary of Federated to be maintained and kept in good condition, repair, and working order and to make any necessary renewals, replacements, and improvements to such properties, except to the extent that the failure to do so would not have a Material Adverse Effect.

     Existence. Federated will be required to, and will be required to cause its subsidiaries to, preserve and keep in full force and effect their existence, charter rights, statutory rights, and franchises, except to the extent that the failure to do so would not have a Material Adverse Effect.

     Compliance with Laws. Federated will be required to, and will be required to cause its subsidiaries to, comply with all applicable laws to the extent that the failure to do so would have a Material Adverse Effect.

     Restrictive Covenants. Any restrictive covenants applicable to any series of debt securities will be described in an applicable prospectus supplement.

EVENTS OF DEFAULT

     The following are Events of Default under the indenture with respect to debt securities of any series:

          (1) failure to pay principal of or premium, if any, on any debt security of that series when due;

          (2) failure to pay any interest on any debt security of that series when due, which failure continues for 30 calendar days;

          (3) failure to make any sinking fund payment when and as due by the terms of any debt security of that series;

          (4) failure to perform, or breach of, any other covenant of Federated in the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series), which failure or breach continues for 60 calendar days after written notice thereof has been given to Federated as provided in the indenture;

          (5) any nonpayment at maturity or other default (beyond any applicable grace period) under any agreement or instrument relating to any other Indebtedness of Federated, the unpaid principal amount of which is not less than $100.0 million, which default results in the acceleration of the maturity of such Indebtedness prior to its stated maturity or occurs at the final maturity thereof;

          (6) specified events of bankruptcy, insolvency, or reorganization involving Federated; and

          (7) any other Event of Default provided with respect to debt securities of that series.

     Pursuant to the Trust Indenture Act, the trustee is required, within 90 calendar days after the occurrence of a default in respect of any series of debt securities, to give to the holders of the debt securities of that series notice of all such uncured defaults known to it, except that:

     - in the case of a default in the performance of any covenant of the character contemplated in clause (4) above, no notice will be given until at least 30 calendar days after the occurrence of such default; and

     - other than in the case of a default of the character contemplated in clause (1), (2), or (3) above, the trustee may withhold notice if and so long as it in good faith determines that the withholding of notice is in the interests of the holders of the debt securities of that series.

     If an Event of Default described in clause (6) above occurs, the principal of, premium, if any, and accrued interest on the debt securities of that series will become immediately due and payable without any declaration or other act on the part of the trustee of any holder of the debt securities of that series. If any other Event of Default with respect to debt securities of any series occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the debt securities of that series may declare the principal amount of all debt securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the debt securities of that series may, under specified circumstances, rescind and annul such acceleration. See "-- Modification and Waiver" below.

     Subject to the duty of the trustee to act with the required standard of care during an Event of Default, the trustee will have no obligation to exercise any of its rights or powers under the indenture at the request or direction of the holders of debt securities, unless such holders shall have offered to the trustee reasonable security or indemnity. Subject to the provisions of the indenture, including those requiring security or indemnification of the trustee, the holders of a majority in principal amount of the debt securities of any series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

     No holder of a debt security of any series will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder unless:

     - the holder has previously given to the trustee written notice of a continuing Event of Default;

     - the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the same series have requested the trustee to institute a proceeding in respect of such Event of Default;

     - the holder or holders have offered reasonable indemnity to the trustee to institute the proceeding as trustee;

     - the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of the same series a direction inconsistent with such request; and

     - the trustee has failed to institute such proceeding within 60 calendar days.

     However, the limitations described above do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal of and interest on such debt security on or after the applicable due dates for such principal and interest.

     Federated is required to furnish to the trustee annually a statement as to the performance by Federated of its obligations under the indenture and as to any default in such performance.

     Any additional Events of Default with respect to any series of debt securities, and any variations from the foregoing Events of Default applicable to any series of debt securities, will be described in an applicable prospectus supplement.

MODIFICATION AND WAIVER

     In general, modifications and amendments of the indenture may be made by Federated and the trustee with the consent of the holders of not less than a majority in principal amount of the debt securities of each series affected thereby. However, no modification or amendment of the indenture may, without the consent of the holder of each debt security affected thereby:

     - change the stated maturity of, or any installment of principal of, or interest on, any debt security;

     - reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any debt security;

     - reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof;

     - change the place or currency of payment of principal of, or premium, if any, or interest on any debt security;

     - impair the right to institute suit for the enforcement of any payment on or with respect to any debt security on or after the stated maturity or prepayment date thereof; or

     - reduce the percentage in principal amount of debt securities of any series required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

     The holders of at least a majority in principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of that series, waive compliance by Federated with specified covenants of the indenture. The holders of at least a majority in principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of that series, waive any past default under the indenture with respect to that series, except:

     - a default in the payment of the principal of, or premium, if any, or interest on, any debt security of that series; or

     - a default of a provision of the indenture that cannot be modified or amended without the consent of the holder of each debt security of that series.

DEFEASANCE

     Unless otherwise specified in a prospectus supplement applicable to a particular series of debt securities and except as described below, upon compliance with the applicable requirements described below Federated:

          (1) will be deemed to have been discharged from its obligations with respect to the debt securities of that series; or

          (2) will be released from its obligations to comply with the covenants described under "-- Covenants of Federated" above with respect to the debt securities of that series, and the occurrence of an event described in any of clauses (3), (4), and (5) under "-- Events of Default" above will no longer be an Event of Default with respect to the debt securities of that series except to the limited extent described below.

     Following any defeasance described in clause (1) or (2) above, Federated will continue to have specified obligations under the indenture, including obligations to register the transfer or exchange of debt securities of the applicable series; replace destroyed, stolen, lost, or mutilated debt securities of the applicable series; maintain an office or agency in respect of the debt securities of the applicable series; and hold funds for payment to holders of debt securities of the applicable series in trust. In the case of any defeasance described in clause (2) above, any failure by Federated to comply with its continuing obligations may constitute an Event of Default with respect to the debt securities of the applicable series as described in clause (4) under "-- Events of Defaults" above.

     In order to effect any defeasance described in clause (1) or (2) above, Federated must irrevocably deposit with the trustee, in trust, money or specified government obligations (or depositary receipts therefor) that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay all of the principal and premium, if any, and interest on the debt securities of such series on the dates such payments are due in accordance with the terms of such debt securities. In addition:

     - no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the indenture shall have occurred and be continuing on the date of such deposit;

     - no Event of Default described in clause (6) under "-- Events of Default" above or event that with the giving of notice or lapse of time, or both, would become an Event of Default described in such clause (6) shall have occurred and be continuing at any time on or prior to the 90th calendar day following the date of deposit;

     - in the event of any defeasance described in clause (1) above, Federated shall have delivered an opinion of counsel, stating that (a) Federated has received from, or there has been published by, the IRS a ruling or
       (b) there has been a change in applicable federal law, in either case to the effect that, among other things, the holders of the debt securities of such series will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred; and

     - in the event of any defeasance described in clause (2) above, Federated shall have delivered an opinion of counsel to the effect that, among other things, the holders of the debt securities of such series will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred.

     If Federated fails to comply with its remaining obligations under the indenture with respect to the debt securities of the applicable series following a defeasance described in clause (2) above and the debt securities of such series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and government obligations on deposit with the trustee may be insufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from such Event of Default. However, Federated will remain liable in respect of such payments.

SATISFACTION AND DISCHARGE

     Federated, at its option, may satisfy and discharge the indenture (except for specified obligations of Federated and the trustee, including, among others, the obligations to apply money held in trust) when:

     - either:

          (1) all debt securities of Federated previously authenticated and delivered under the indenture (subject to specified exceptions relating to debt securities that have otherwise been satisfied or provided for) have been delivered to the trustee for cancellation; or

          (2) all debt securities of Federated not previously delivered to the trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee, and Federated has deposited or caused to be deposited with the trustee as trust funds for such purpose an amount sufficient to pay and discharge the entire indebtedness on such debt securities, for principal and any premium and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be;

     - Federated has paid or caused to be paid all other sums payable under the indenture by Federated; and

     - Federated has delivered to the trustee an officer's certificate and an opinion of counsel, each to the effect that all conditions precedent relating to the satisfaction and discharge of the indenture have been satisfied.

LIMITATIONS ON MERGER AND OTHER TRANSACTIONS

     Prior to the satisfaction and discharge of the indenture, Federated may not consolidate with or merge with or into any other person, or transfer all or substantially all of its properties and assets to another person unless:

     - either

          (1) Federated is the continuing or surviving person in the consolidation or merger; or

          (2) the person (if other than Federated) formed by the consolidation or into which Federated is merged or to which all or substantially all of the properties and assets of Federated are transferred is a corporation organized and validly existing under the laws of the United States, any state thereof, or the District of Columbia, and expressly assumes, by a supplemental indenture, all the obligations of Federated under the debt securities and the indenture;

     - immediately after the transaction and the incurrence or anticipated incurrence of any Indebtedness to be incurred in connection therewith, no Event of Default exists; and

     - an officer's certificate is delivered to the trustee to the effect that both of the conditions set forth above have been satisfied and an opinion of outside counsel has been delivered to the trustee to the effect that the first condition set forth above has been satisfied.

     The continuing, surviving, or successor person will succeed to and be substituted for Federated with the same effect as if it had been named in the indenture as a party thereto, and thereafter the predecessor person will be relieved of all obligations and covenants under the indenture and the debt securities.

GOVERNING LAW

     The indenture and the debt securities will governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEE

     The indenture contains specified limitations on the right of the trustee, should it become a creditor of Federated within three months of, or subsequent to, a default by Federated to make payment in full of principal of or interest on any series of debt securities issued pursuant to the indenture when and as the same becomes due and payable, to obtain payment of claims, or to realize for its own account on property received in respect of any such claim as security or otherwise, unless and until such default is cured. However, the trustee's rights as a creditor of Federated will not be limited if the creditor relationship arises from, among other things:

     - the ownership or acquisition of securities issued under any indenture or having a maturity of one year or more at the time of acquisition by the trustee;

     - specified advances authorized by a receivership or bankruptcy court of competent jurisdiction or by the indenture;

     - disbursements made in the ordinary course of business in its capacity as indenture trustee, transfer agent, registrar, custodian, or paying agent or in any other similar capacity;

     - indebtedness created as a result of goods or securities sold in a cash transaction or services rendered or premises rented; or

     - the acquisition, ownership, acceptance, or negotiation of specified drafts, bills of exchange, acceptances, or other obligations.

     The indenture does not prohibit the trustee from serving as trustee under any other indenture to which Federated may be a party from time to time or from engaging in other transactions with Federated. If the trustee acquires any conflicting interest within the meaning of the Trust Indenture Act of 1939 and there is an Event of Default with respect to any series of debt securities, it must eliminate the conflict or resign.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     Federated's certificate of incorporation provides that the authorized capital stock of Federated consists of 500.0 million shares of common stock and
125.0 million shares of preferred stock.

COMMON STOCK

     The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferential rights that may be applicable to any preferred stock, holders of common stock are entitled to receive ratably any dividends as Federated's board of directors may declare out of legally available funds. In the event of a liquidation, dissolution, or winding up
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

of Federated, holders of common stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. Federated does not have any right or obligation to redeem the common stock. The common stock is listed on the New York Stock Exchange. The transfer agent and registrar for the common stock is The Bank of New York.

PREFERRED STOCK

     Federated's board of directors has the authority, without any vote or action by the stockholders, to issue up to 125 million shares of preferred stock in one or more series. Federated's board of directors may fix the designations, relative powers, preferences, limitations, and restrictions of all shares of each such series, including dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences, and the number of shares constituting each series. The issuance of preferred stock could:

     - decrease the amount of earnings and assets available for distribution to holders of common stock;

     - adversely affect the rights and powers, including voting rights, of the holders of common stock; or

     - delay, defer, or prevent a change in control of Federated.

     Federated's board of directors has not taken any action to designate or issue any series of preferred stock, other than the Series A Junior Participating Preferred Stock described below. The applicable prospectus supplement will describe the terms of any preferred stock offered and the applicable certificate of designation. The prospectus supplement will also set forth the transfer agent and registrar for the preferred stock.

PREFERRED SHARE PURCHASE RIGHTS

     General. Each outstanding share of common stock is accompanied by one right (a "Right") issued pursuant to a share purchase rights agreement between Federated and The Bank of New York, as rights agent. Each Right entitles its registered holder to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Series A Preferred Shares"), of Federated at a price of $62.50 per one one-hundredth of a Series A Preferred Share. The type and amount of securities purchasable upon the exercise of a Right, and the purchase price therefor, are subject to adjustment as described below.

     The Rights will expire on December 19, 2004 unless earlier redeemed or exchanged by Federated as described below. Until the Rights Distribution Date (defined below), the Rights will not be exercisable, will not be evidenced separately from the common stock, and will not be transferable separately from the common stock. Until a Right is exercised, it will not entitle the holder thereof to any rights as a stockholder of Federated.

     Until the Rights Distribution Date (or the earlier redemption or expiration of the Rights):

     - any certificate evidencing shares of common stock issued upon the transfer or new issuance of common stock will contain a notation incorporating the share purchase rights agreement by reference; and

     - the surrender for transfer of any certificates evidencing common stock will also constitute the transfer of the Rights associated with those certificates.

     Rights Distribution Date. The "Rights Distribution Date" will be the earliest of:

     - the close of business on the tenth business day (or a later date that is specified by the board of directors of Federated) following the first date on which Federated publicly announces that a person (other than Federated or a subsidiary or employee benefit or stock ownership plan of Federated), together with its affiliates and associates, has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of Federated's outstanding common stock (any such person being an "Acquiring Person");

     - the close of business on the tenth business day (or a later date that is specified by the board of directors of Federated) following the commencement of a tender offer or exchange offer by a person (other than Federated or a subsidiary or employee benefit or stock ownership plan of Federated), the consummation of which would result in beneficial ownership by that person of 20% or more of Federated's outstanding common stock; and

     - the close of business on the tenth business day following the first date on which Federated publicly announces that a Flip-in Event or a Flip-over Event (as those terms are defined below) has occurred.

     As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights will be mailed to holders of record of common stock as of the close of business on the Rights Distribution Date. Thereafter, the separate Rights certificates alone will evidence the Rights.

     Flip-in Events and Flip-over Events. A "Flip-in Event" will occur if:

     - any person, together with its affiliates and associates, becomes the beneficial owner of 20% or more of the outstanding common stock;

     - any Acquiring Person merges into or combines with Federated and Federated is the surviving corporation or any Acquiring Person effects certain other transactions with Federated, as described in the Share Purchase Rights Agreement; or

     - during any time when there is an Acquiring Person, there is any reclassification of securities or recapitalization or reorganization of Federated which has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of Federated or any of its subsidiaries beneficially owned by the Acquiring Person.

     Upon the occurrence of a Flip-in Event, the Rights will no longer be exercisable to purchase Series A Preferred Shares. Instead, the Rights (except those held by an Acquiring Person) will thereafter be exercisable to purchase that number of shares of Federated's common stock (or, under certain circumstances, an economically equivalent security or securities of Federated) that have a market value of two times the exercise price of the Right. From and after the later of the Rights Distribution Date and the date of a Flip-in Event, any Rights beneficially owned by the Acquiring Person will be void.

     A "Flip-over Event" will occur if, after the first date on which Federated publicly announces that a person has become an Acquiring Person:

     - Federated merges with or into any person and Federated is not the surviving corporation;

     - any person merges with or into Federated and Federated is the surviving corporation, but all or part of Federated's common stock is changed or exchanged; or

     - 50% or more of Federated's assets or earning power, including without limitation securities creating obligations of Federated, are sold.

     Upon the occurrence of a Flip-over Event, the Rights will no longer be exercisable to purchase Series A Preferred Shares. Instead, the Rights will be exercisable to purchase that number of shares of common stock (or, under certain circumstances, an economically equivalent security or securities) of that other person that have a market value of two times the exercise price of the Right.

     A Rights Distribution Date resulting from the commencement of a tender offer or exchange offer could result in the Rights becoming exercisable prior to the occurrence of a Flip-in Event or Flip-over Event, and thus could result in the Rights being exercisable to purchase Series A Preferred Shares.

However, it may not be economic to exercise any Rights prior to the occurrence of a Flip-in Event or a Flip-over Event.

     Following the occurrence of any Flip-in Event or Flip-over Event, Rights (except those that have become void) may be exercised upon payment of the exercise price or, at the option of the holder thereof, without the payment of the exercise price that would otherwise be payable. If a holder of Rights elects to exercise Rights without the payment of the exercise price that would otherwise be payable, that holder will be entitled to receive securities having a market value equal to the difference between the aggregate market value of the securities issuable upon exercise of the Rights and the aggregate exercise price of the Rights.

     Other Adjustments to Rights. If Federated declares a stock dividend on the common stock that is payable in shares of common stock or subdivides, combines, or reclassifies the common stock prior to the Rights Distribution Date, Federated will be required to adjust the number of outstanding Rights and the number of one one-hundredths of a Series A Preferred Share issuable upon exercise of each Right.

     Federated will also be required to adjust the purchase price payable, and the number of Series A Preferred Shares or other securities issuable, upon exercise of the Rights to prevent dilution in the following circumstances:

     - in the event of a stock dividend on, or a subdivision, combination, or reclassification of, the Series A Preferred Shares;

     - upon the grant to holders of the Series A Preferred Shares of certain rights or warrants to subscribe for or purchase Series A Preferred Shares at a price, or securities convertible into Series A Preferred Shares with a conversion price, less than the then-current market price of the Series A Preferred Shares; or

     - upon the distribution to holders of the Series A Preferred Shares of evidences of indebtedness or cash (excluding regular periodic cash dividends), assets, or stock (excluding dividends payable in Series A Preferred Shares) or of subscription rights or warrants (other than those referred to above).

     Subject to certain exceptions, Federated is not required to adjust the purchase price payable upon exercise of the Rights unless and until a cumulative adjustment in the purchase price of at least 1% is required. Federated is not required to issue fractional Series A Preferred Shares (other than fractions that are integral multiples of one one-hundredth of a Series A Preferred Share) or fractional shares of common stock or other securities issuable upon the exercise of Rights. In lieu of issuing such securities, Federated may make a cash payment, as provided in the Share Purchase Rights Agreement. Federated may also elect to cause fractions of Series A Preferred Shares in integral multiples of one one-hundredth of a Series A Preferred Share to be evidenced by depositary receipts.

     Redemption of Rights. Federated may redeem the Rights in whole, but not in part, at a price of $0.03 per Right, subject to adjustment, at any time prior to the close of business on the later of the Rights Distribution Date and the first date on which Federated publicly announces that a person has become an Acquiring Person. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the holders will have only the right to receive the redemption price at $0.03 per Right. If any loan agreements or indentures to which Federated is a party prohibit Federated from paying the redemption price, Federated may defer payment of the redemption price until Federated is no longer prohibited from paying the redemption price.

     Exchange of Rights. At any time after the later of the Rights Distribution Date and the first occurrence of a Flip-in Event or a Flip-over Event and prior to the acquisition by any person or group of affiliated or associated persons of 50% or more of Federated's outstanding common stock, Federated may exchange the Rights (other than any Rights which have become void), in whole or in part, at an exchange ratio of one share of Federated common stock per Right (subject to adjustment as provided in the share purchase right agreement).

     Series A Preferred Shares. Federated may not redeem the Series A Preferred Shares issuable upon exercise of the Rights. Each Series A Preferred Share will be entitled to a minimum preferential quarterly dividend payment equal to the greater of $1.00 per share and an amount equal to 100 times the aggregate dividends declared per share of common stock during the related quarter. In the event of any liquidation of Federated, the holders of the Series A Preferred Shares will be entitled to a preferential liquidation payment equal to the greater of $100 per share and an amount equal to 100 times the liquidation payment made per share of common stock. Each Series A Preferred Share will entitle the holder thereof to 100 votes, voting together with the common stock. In the event of any merger, consolidation, or other transaction in which shares of common stock are exchanged, each Series A Preferred Share will entitle the holder thereof to receive 100 times the amount received per share of common stock. These rights will be protected by customary antidilution provisions. Because of the nature of the Series A Preferred Shares' dividend, voting and liquidation rights, the value of the one one-hundredth interest in a Series A Preferred Share purchasable upon exercise of each Right should approximate the value of one share of common stock.

     Amendment of Share Purchase Rights Agreement. Federated may amend the share purchase rights agreement without the approval of any holders of Rights as provided in the Share Purchase Rights Agreement, including amendments which add other events requiring adjustment to the Purchase Price payable and the number of Series A Preferred Shares or other securities issuable upon the exercise of the Rights and amendments which modify procedures relating to the redemption of the Rights. Federated may not, however, amend the Share Purchase Rights Agreement to decrease the stated Redemption Price to an amount less than $0.01 per Right, decrease the period of time remaining until the expiration date of the Rights, or modify a time period relating to when the Rights may be redeemed if the Rights are not then redeemable.

CERTAIN CORPORATE GOVERNANCE MATTERS

     Federated's certificate of incorporation and by-laws provide that the directors of Federated are to be classified into three classes, with the directors in each class serving for three-year terms and until their successors are elected. Any additional person elected to the board of directors of Federated will be added to a particular class of directors to be determined at the time of election. The number of directors in each class will be identical or as nearly identical as possible in light of the total number of directors then in office.

     Federated's by-laws provide that nominations for election of directors by the stockholders will be made by the board of directors of Federated or by any stockholder entitled to vote in the election of directors generally. Federated's by-laws require that stockholders intending to nominate candidates for election as directors deliver written notice thereof to the Secretary of Federated not later than 60 calendar days in advance of the meeting of stockholders. However, if Federated does not publicly announce the date of the meeting more than 75 calendar days prior to the meeting, the stockholder must deliver notice to the Secretary of Federated not later than the close of business on the tenth day following the date on which Federated announces the date of the meeting. Federated's by-laws further require that the stockholder's notice set forth certain information concerning the stockholder and the stockholder's nominees, including the following:

     - their names and addresses;

     - a representation that the stockholder is entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

     - a description of all arrangements or understandings between the stockholders and each nominee;

     - other information that would be required to be included in a proxy statement soliciting proxies for the election of the nominees of the stockholder; and

     - the consent of each nominee to serve as a director of Federated if elected.

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

     The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with these requirements.

     In addition to the provisions relating to the classification of Federated's board of directors and the director nomination procedures described above, Federated's certificate of incorporation and by-laws provide, in general, that:

     - the number of directors of Federated will be fixed, within a specified range, by a majority of the total number of Federated's directors (assuming no vacancies) or by the holders of at least 80% of Federated's voting stock;

     - the directors of Federated in office from time to time will fill any vacancy or newly created directorship on the board of directors of Federated;

     - directors of Federated may be removed only for cause and only by the holders of at least 80% of Federated's voting stock;

     - stockholder action can be taken only at an annual or special meeting of stockholders and not by written consent in lieu of a meeting;

     - except as described below, special meetings of stockholders may be called only by Federated's Chief Executive Officer or by a majority of the total number of directors of Federated (assuming no vacancies) and the business permitted to be conducted at any special meeting is limited to that brought before the meeting by Federated's Chief Executive Officer or by a majority of the total number of directors of Federated (assuming no vacancies); and

     - subject to certain exceptions, the board of directors of Federated may postpone and reschedule any previously scheduled annual or special meeting of stockholders.

     Federated's by-laws also require that stockholders desiring to bring any business before an annual meeting of stockholders deliver written notice thereof to the Secretary of Federated not later than 60 calendar days in advance of the meeting of stockholders. However, if Federated does not publicly announce the date of the meeting at least 75 calendar days prior to the meeting, the stockholder must deliver notice to the Secretary of Federated not later than the close of business on the tenth calendar day following the day on which Federated announces the date of the meeting. Federated's by-laws further require that the notice by the stockholder set forth a description of the business to be brought before the meeting, the reasons for conducting that business at the meeting, and certain information concerning the stockholder proposing that business and the beneficial owner, if any, on whose behalf the proposal is made, including the following:

     - their names and addresses;

     - the class and number of shares of Federated that are owned beneficially and of record by each of them; and

     - any material interest of either of them in the business proposed to be brought before the meeting.

     Upon the written request of the holders of not less than 15% of Federated's voting stock, the board of directors of Federated must call a meeting of stockholders for the purpose specified in the written request and fix a record date for the determination of stockholders entitled to notice of and to vote at the meeting. The record date may not be later than 60 calendar days after the date of receipt of notice of the meeting. If the board of directors of Federated calls an annual or special meeting of stockholders to be held not later than 90 calendar days after receipt of any written request, no separate special meeting of stockholders will be required to be convened if the purposes of the meeting called by the board of directors of Federated include the purposes specified in the written request of the stockholders.

     Under Delaware corporation law, the approval of a company's board of directors, in addition to stockholder approval, is required to adopt any amendment to the company's certificate of incorporation. A company's by-laws may be amended either by action of its stockholders or, if the company's certificate of incorporation so provides, its board of directors. Federated's certificate of incorporation provides that the affirmative vote of the holders of at least 80% of Federated's voting stock, voting together as a single class, is required to amend, or to adopt a provision inconsistent with, the provisions of its certificate of incorporation or its by-laws relating to the following:

     - the number and classification of Federated's board of directors,

     - the director nominating procedures,

     - the filling of vacancies on Federated's board of directors,

     - the removal of directors,

     - the calling of special meetings of the stockholders,

     - the procedures for stockholders to bring business before an annual meeting of stockholders, and

     - the requirement that stockholder action be taken at a meeting of stockholders rather than by a written consent in lieu of a meeting.

     However, if any other approvals required by law have been obtained and the holders of a majority, but less than 80%, of Federated's voting stock approve any such action (other than amendments to the provision requiring that stockholder action be taken at a meeting of stockholders rather than by written consent in lieu of a meeting), the action will be effective one year from the date of adoption. Federated's certificate of incorporation and by-laws provide that Federated's by-law provisions relating to the right of stockholders to cause special meetings of stockholders to be called and to the composition of certain directorate committees may not be amended by Federated's board of directors without stockholder approval.

     Federated is subject to Section 203 of the General Corporation Law of the State of Delaware, which restricts the consummation of certain business combination transactions in certain circumstances. In addition, Federated's certificate of incorporation contains provisions that are substantially similar to those contained in Section 203 of the General Corporation Law of the State of Delaware. In general, those provisions restrict business combination transactions with any person or group that acquires beneficial ownership of 15% or more of the voting stock of Federated.

     The foregoing provisions of Federated's certificate of incorporation, the provisions of its by-laws relating to advance notice of stockholder nominations, and the provisions of the share purchase rights agreement may discourage or make it more difficult to acquire control of Federated by means of a tender offer, open market purchase, proxy contest, or otherwise. These provisions are intended to discourage, and may have the effect of discouraging certain types of coercive takeover practices and inadequate takeover bids. They are also intended to encourage persons who want to acquire control of Federated to first negotiate with Federated. Federated's management believes that the foregoing measures, many of which are substantially similar to the takeover-related measures in effect for many other publicly held companies, provide benefits by enhancing Federated's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Federated. Federated believes that these benefits outweigh the disadvantages of discouraging these proposals because, among other things, negotiating the proposals could improve their terms.

                            DESCRIPTION OF WARRANTS

     Federated may issue warrants for the purchase of debt securities, common stock, preferred stock, depositary shares, or any combination thereof. Warrants may be issued independently or together with any other securities offered by a prospectus supplement. Warrants may be attached to or separate from such securities. Warrants may be issued under warrant agreements to be entered into between Federated and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as an agent of Federated in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

     The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

     - the title of the warrants;

     - the aggregate number of the warrants;

     - the price or prices at which the warrants will be issued;

     - the designation, number and terms of the debt securities, common stock, preferred stock, and/or depositary shares purchasable upon exercise of the warrants;

     - the designation and terms of the other securities, if any, with which the warrants are issued and the number of warrants issued with each security;

     - the date, if any, on and after which the warrants and the related underlying securities will be separately transferable;

     - the price at which each underlying security purchasable upon exercise of the warrants may be purchased;

     - the date on which the right to exercise the warrants will commence and the date on which that right will expire;

     - the minimum amount of the warrants that may be exercised at any one time;

     - information with respect to book-entry procedures, if any;

     - a discussion of any material federal income tax considerations; and

     - any other terms of the warrants, including terms, procedures, and limitations relating to the transferability, exchange, and exercise of the warrants.

                              PLAN OF DISTRIBUTION

     Federated may sell the securities in any one or more of the following ways:

     - through one or more underwriters;

     - through one or more dealers or agents; or

     - directly to one or more purchasers.

     Federated may effect the distribution of the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with sales of the securities, underwriters, dealers, and agents may receive compensation from Federated or from purchasers of the securities in the form of discounts, concessions, or commissions. Underwriters, dealers, and agents who participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions received by them from Federated and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any underwriter, dealer, or agent will be identified and any compensation received from Federated will be described in an applicable prospectus supplement. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Under agreements which Federated may enter into, underwriters, dealers, and agents who participate in the distribution of the securities may be entitled to indemnification by Federated against certain liabilities, including under the Securities Act of 1933, or contribution from Federated to payments which the underwriters, dealers, or agents may be required to make in respect thereof. The underwriters, dealers, and agents may engage in transactions with, or perform services for, Federated in the ordinary course of business.

     All securities offered will be a new issue of securities with no established trading market, other than the common stock, which is listed on the New York Stock Exchange. Any common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange, subject to official notice of issuance. Any underwriters to whom Federated sells securities for public offering and sale may make a market in those securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Federated cannot give any assurance as to the liquidity of the secondary market for any securities.

                             VALIDITY OF SECURITIES

     Unless otherwise indicated in an applicable prospectus supplement relating to the securities, the validity of the securities offered hereby will be passed upon for Federated by Jones, Day, Reavis & Pogue.

                                    EXPERTS

     The financial statements of Federated, from Federated's annual report on Form 10-K for the fiscal year ended January 30, 1999 and Fingerhut, from Federated's current report on Form 8-K, dated March 18, 1999, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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

                                   FEDERATED
                            DEPARTMENT STORES, INC.